Stereotaxis Reports First Quarter 2013 Financial Results

-Year-over-Year Operating Loss Improves by 14%-

-Open Positions in Sales Organization Impact Revenue Growth and New Orders-

-Cash Burn is reduced to $1.1 M, a 73% YOY Improvement-

-Operating Expenses Decrease 23% from Year Ago Period--

Niobe® System Receives Japanese Regulatory Approval-

-Conference Call Today at 4:30 p.m. Eastern Time-

ST. LOUIS, MO, May 13, 2013—Stereotaxis, Inc. (NASDAQ: STXS) today reported financial results for the first quarter ended March 31, 2013.

“Following the strong top and bottom line improvements we achieved in 2012, our revenue results in the first quarter softened primarily due to vacancies in our sales and account management teams which impacted new orders, system revenue and procedure growth,” said William Mills, Stereotaxis Board Chairman and interim Chief Executive Officer. “Our sales organization is now fully staffed and focused on improving utilization through more individualized, aggressive clinical pathways, as well as leveraging the growing evidence around the clinical and economic benefits of our technologies in driving capital orders.

“Despite challenges to revenue performance, we maintained strong discipline around controlling operating expenses, leading to significant year-over-year improvement in cash burn and operating loss in the first quarter.”

Mr. Mills continued, “As we outlined last quarter, one of our major strategic initiatives during the year is to secure market entry of our magnetic navigation platform in Japan, and we were excited to receive regulatory clearance of the Niobe® system in the first quarter. The next step is reimbursement approval, which we expect by year end. With the second largest medical device market behind the U.S. and the third largest global economy, Japan represents a substantial growth opportunity for the Company.”

First Quarter Financial Results

Revenue for the first quarter 2013 totaled $8.4 million, compared to $12.3 million in the prior year quarter, a 32% decline. The Company recognized revenue of $1.4 million on one Niobe® ES system and several upgrades, $0.1 million on Vdrive™ system sales and $0.7 million in Odyssey® system sales in the first quarter 2013. Recurring revenue of $6.2 million in the quarter was down 13% from $7.1 million in the 2012 first quarter, due to lower procedure volumes. Utilization in Niobe ES sites declined 6% for the first quarter of 2013 over the same period last year, and overall utilization was down 12%.

The Company generated new capital orders of $2.4 million in the first quarter, including $1.4 million on one Niobe ES order and four upgrades, compared to $3.0 million in the first quarter of 2012. Ending capital backlog for the first quarter was $8.6 million.

Gross margin in the quarter was $6.2 million, or 73.9% of revenue, versus $8.5 million, or 69.4% of revenue, in the first quarter 2012. Operating expenses in the first quarter were $9.8 million, down 23% from the year ago period.

Operating loss in the first quarter was $(3.6) million, a 14% reduction compared to $(4.2) million in the prior year quarter. Interest expense increased $0.5 million from the prior year quarter, primarily due to the non-cash amortization of the convertible debt discount.

The net loss for the first quarter was $(4.9) million, or $(0.61) per share, compared to a net loss of $(5.8) million, or $(1.06) per share, reported for the first quarter 2012. The weighted average shares outstanding for the first quarters of 2013 and 2012 totaled 8.0 million and 5.5 million, respectively. Excluding mark-to-market warrant revaluation and amortization of convertible debt discount related to the $18.5 million financing in May 2012, the net loss would have been $(5.0) million, or $(0.63) per share.

Cash burn for the first quarter of 2013 was $1.1 million, compared to $4.3 million for the first quarter of 2012.

At March 31, 2013, Stereotaxis had cash and cash equivalents of $9.6 million, compared to $7.8 million at December 31, 2012. At quarter end, total debt was $32.5 million, including $18.6 million related to HealthCare Royalty Partners debt. On March 29, 2013, the Company secured an extension of its revolving line of credit with Silicon Valley Bank through June 30, 2013.

Strategic and Financing Alternatives

The Company continues to explore strategic and financing alternatives through discussions with multiple entities and hopes to report more on these activities in the near future.

Clinical Update

The Company has completed 45% of patient enrollment for the clinical trial of the Vdrive V-Loop™ circular catheter manipulator. The study is a critical step in obtaining clearance of the V-Loop device by the U.S. Food and Drug Administration (FDA). In response to additional FDA requirements for clearance of the V-Sono™ ICE catheter manipulator, the Company completed an enhanced pre-clinical trial and submitted its findings on May 6. Final FDA 510(k) review is underway. Additionally, the Company is launching its first-ever prospective, multi-center atrial fibrillation study in European sites during 2013 and has selected four sites for the study.

2013 Objectives

Stereotaxis does not provide revenue and earnings per share guidance, but provides the following goals for the full year 2013:

·	Expand global footprint through Japanese approval of Niobe technology

·	Manage operating expenses at current level

· Strengthen balance sheet through strategic and financing alternatives

Conference Call and Webcast

Stereotaxis will host a conference call and webcast today, May 13, 2013, at 4:30 p.m. Eastern Time, to discuss first quarter results. The dial-in number for the conference call is 1-877-941-4775 for domestic participants and 1-480-629-9761 for international participants. Participants are asked to call the above numbers 5-10 minutes prior to the start time. To access the live and replay webcast, please visit the investor relations section of the Stereotaxis website at www.stereotaxis.com.

About Stereotaxis

Stereotaxis is a healthcare technology and innovation leader in the development of robotic cardiology instrument navigation systems designed to enhance the treatment of arrhythmias and coronary disease, as well as information management solutions for the interventional lab. With over 100 patents for use in a hospital's interventional surgical suite, Stereotaxis helps physicians around the world provide unsurpassed patient care with robotic precision and safety, improved lab efficiency and productivity, and enhanced collaboration of life-saving information. Stereotaxis' core Epoch™ Solution includes the Niobe® ES Remote Magnetic Navigation system, the Odyssey® portfolio of lab optimization, networking and patient information management systems and the Vdrive™ Robotic Mechanical Navigation system and consumables.

The core components of Stereotaxis systems have received regulatory clearance in the U.S., Europe, Canada and elsewhere. The V-Loop™ circular catheter manipulator is currently in clinical trials in order to obtain clearance by the U.S. Food and Drug Administration; the Company also is pursuing U.S. clearance for the V-Sono™ ICE catheter manipulator. For more information, please visit

www.stereotaxis.com.

This press release includes statements that may constitute "forward-looking" statements, usually containing the words "believe," "estimate," "project," "expect" or similar expressions. Forward-looking statements inherently involve risks and uncertainties that could cause actual results to differ materially from the forward-looking statements. Factors that would cause or contribute to such differences include, but are not limited to, our continued access to capital and financial resources, on a timely basis and on terms that are acceptable, our continued listing on the Nasdaq Global Market, continued acceptance of the Company's products in the marketplace, the effect of global economic conditions on the ability and willingness of customers to purchase our systems and the timing of such purchases, the outcome of various shareholder litigation filed against us, competitive factors, changes resulting from the recently enacted healthcare reform in the U.S., including changes in government reimbursement procedures, dependence upon third-party vendors, timing of regulatory approvals, and other risks discussed in the Company's periodic and other filings with the Securities and Exchange Commission. By making these forward-looking statements, the Company undertakes no obligation to update these statements for revisions or changes after the date of this release. There can be no assurance that the Company will recognize revenue related to its purchase orders and other commitments in any particular period or at all because some of these purchase orders and other commitments are subject to contingencies that are outside of the Company's control. In addition, these orders and commitments may be revised, modified, delayed or canceled, either by their express terms, as a result of negotiations, or by overall project changes or delays.

Company Contact:	Investor Contact:
Marty Stammer	Todd Kehrli / Jim Byers
Chief Financial Officer	MKR Group, Inc.
314-678-6155	323-468-2300

STEREOTAXIS, INC.
BALANCE SHEETS
(Unaudited)

	March 31,	December 31,
	2013	2012

	(Unaudited)
Assets
Current assets:
Cash and cash equivalents	$9,560,130	$7,777,718
Accounts receivable, net of allowance of $634,813 and $640,183 in
2013 and 2012, respectively	9,842,360	11,551,651
Current portion of long-term receivables	19,067	18,838
Inventories	5,487,887	5,098,241
Prepaid expenses and other current assets	3,475,578	3,492,067

Total current assets	28,385,022	27,938,515
Property and equipment, net	1,878,753	2,141,923
Intangible assets, net	1,904,361	1,979,320
Long-term receivables	18,906	73,199
Other assets	34,158	32,987

Total assets	$32,221,200	$32,165,944

Liabilities and stockholders' equity (deficit)
Current liabilities:
Current maturities of long-term debt	$12,317,760	$12,264,490
Accounts payable	4,737,918	3,556,688
Accrued liabilities	5,038,255	5,361,810
Deferred contract revenue	9,943,607	9,502,939
Warrants	2,364,271	2,968,348

Total current liabilities	34,401,811	33,654,275

Long-term debt, less current maturities	20,175,614	16,824,736
Long-term deferred contract revenue	359,606	477,159
Other liabilities	-	-

Stockholders' equity (deficit):
Preferred stock, par value $0.001; 10,000,000 shares authorized, none
outstanding at 2013 and 2012	-	-

Common stock, par value $0.001; 300,000,000 shares authorized,
8,145,930 and 8,018,615 shares issued at 2013 and 2012, respectively	8,146	8,019
Additional paid-in capital	367,048,042	366,053,627
Treasury stock, 4,015 shares at 2013 and 2012	(205,999)	(205,999)
Accumulated deficit	(389,566,020)	(384,645,873)

Total stockholders' equity (deficit)	(22,715,831)	(18,790,226)

Total liabilities and stockholders' equity (deficit)	$32,221,200	$32,165,944

STEREOTAXIS, INC.
STATEMENTS OF OPERATIONS
(Unaudited)

	Three Months Ended
	March 31,

	2013	2012

Revenue
System	$2,228,077	$5,179,505
Disposables, service and accessories	6,180,127	7,103,723

Total revenue	8,408,204	12,283,228

Cost of revenue
System	1,191,352	2,342,410
Disposables, service and accessories	1,001,293	1,419,421

Total cost of revenue	2,192,645	3,761,831

Gross margin	6,215,559	8,521,397

Operating expenses:
Research and development	1,529,207	2,825,207
Sales and marketing	4,856,014	5,998,739
General and administration	3,423,741	3,872,873

Total operating expenses	9,808,962	12,696,819

Operating loss	(3,593,403)	(4,175,422)

Other income (expense)	606,102	(188,070)
Interest income	1,412	1,363
Interest expense	(1,934,258)	(1,450,783)

Net loss	$(4,920,147)	$(5,812,912)

Net loss per common share:
Basic	$(0.61)	$(1.06)
Diluted	$(0.61)	$(1.06)

Weighted average shares used in computing net loss per
common share:
Basic	8,015,226	5,499,316
Diluted	8,015,226	5,499,316